September 29, 1997

VALLEY NATIONAL BANCORP



         Re: Registration Statement on Form S-8 for Shares of Common Stock issuable pursuant to the Valley National Bank Savings and Investment Plan


         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by VALLEY NATIONAL BANCORP (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of shares of common stock of the Company, no par value (the "Shares"), issuable pursuant to the Valley National Bank Savings and Investment Plan (the "Plan").

         We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Certificate of Incorporation and By-laws of the Company, as currently in effect; and we have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth.

         In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

         The foregoing opinion is limited to the laws of the State of New Jersey, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We consent to use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, as amended.

                                                  Very truly yours,



                                                  PITNEY, HARDIN, KIPP & SZUCH